Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: January 29, 2018

PHR HOLDINGS, LLC, a Florida limited liability company

By:	/s/ Thomas Avallone
Name:	Thomas Avallone
Title:	Manager, Treasurer and Secretary

OCS CONSULTANTS, INC., a Florida corporation

By:	/s/ Thomas Avallone
Name:	Thomas Avallone
Title:	Manager, Treasurer and Secretary

/s/ Robert I. Earl
Robert I. Earl